Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is signed on 7th July 2014.

B E T W E E N:

BIONIK LABORATORIES INC., a corporation incorporated under the laws of Canada (hereinafter referred to as the "Company"),

- and -

Peter Bloch, an individual resident in the City of Toronto in the Province of Ontario (hereinafter referred to as the "Employee"),

WHEREAS the Company is engaged in the business of the Medical Device Research, Development and production;

AND WHEREAS the Company and the Employee have agreed to enter into an employment relationship upon the terms and subject to the conditions hereinafter set forth;

THIS AGREEMENT witnesses that the parties have agreed that the terms and conditions of the relationship shall be as follows:

ARTICLE 1 - EMPLOYMENT AND DUTIES

1.1 Appointment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts employment in the Position of Chief Executive Officer (the "Position"), since March 9th ,2013, and previously CFO since January 2012,(the "Start Date").

1.2 Reporting and Duties. The Employee shall report to The Board of Directors. The Employee shall perform the duties and responsibilities of Chief Executive Officer in the area of Strategic Direction and Business Planning, including the following;

(i)          Overall management of the company, including regulatory, clinical and business strategy.

(ii)         All financial functions and reporting — including tax, budgeting and expense control

(iii)        Accessing grant funding

(iii)        Relationship management — board of directors, rehab hospitals, clinical investigators, medical director and Medical Advisory Board, regulatory and clinical consultants, company spokespersons, including oversight of Hospital and institutional relationships.

(iv) Human Resources .

(v)         Management of the corporate legal governance, documentation and agreements.

(vi)        Shareholder relations

(vii)       Future — further develop board and advisory board.

The Employee agrees to comply with all applicable policies and rules of Company.

1.3 Term. The Employee shall be employed on an indefinite basis, subject to the termination provisions set out in this Agreement and to any amendments as may from time to time be agreed to in writing by the Employee and the Company.

1.4 Duties and Responsibilities. The Employee shall during his period of his employment devote a normal full time employment, and devote his attention and ability to the business and affairs of the Company, including his role in his Position and other duties, if any, and shall faithfully and honestly serve the Company throughout his employment and use his best efforts to promote the interests of the Company. In addition, the Employee shall truly and faithfully account for and deliver to the Company or, where applicable, any subsidiary or other affiliate of the Company (collectively, the Subsidiaries"), all money, securities and things of value belonging to the Company or the Subsidiaries which the Employee may from time to time receive for, from or on account of the Company or the Subsidiaries.

ARTICLE 2 – COMPENSATION

2.1           Base Salary. The Employee will receive fixed remuneration for his employment pursuant to this Agreement consisting of an annual monthly base salary of Canadian Twenty CDN$20,000.00, pay in arrears, and subject to applicable statutory deductions required by law. This salary will increase to US$22,916.67 a month on the completion of a successful Reverse Takeover (RTO) transaction. The Employee's salary will be reviewed on an annual basis to determine potential increases based on the Employee's performance and that of the Company.

2.2           Options. The Employee will be granted xxx options on the date of completion of the RTO transaction, at the price of the RTO financing transaction. The options will vest 1/3 per year over the following 3 years and be subject to the additional terms of the Company's stock option plan.

 2.3           Bonus. The Employee shall be entitled to a target annual bonus of 50% of base salary, payable based on performance in the previous fiscal year ending March 31. The bonus will be determined based on the achievement of the employee's objectives that will be agreed to with the Board of Directors subsequent to the completion of the RTO.

2.4           Benefits. The Employee shall be entitled to participate in all of the Company's benefit plans generally available to its employees and executives from time to time in accordance with the terms thereof and the participation and full coverage of the Employee in such plans shall become fully effective as of the commencement of his employment under this Agreement. The Company reserves the right to alter, amend, replace or discontinue the benefit plans it makes available to its employees at any time, with or without notice. In addition the Employee will be entitled to participate in the Company's Stock Option Plan as designated by the CEO of the Company based on the terms of the Stock Option Plan. The granting of any options is conditional on the written approval of the Board of Directors and the Company reserves the right to alter, amend, replace or discontinue this plan at any time, with or without notice to the Employee.

2.5           Vacation. The Employee shall be entitled to four (4) weeks' vacation per calendar year. Such vacation shall be taken at a time or times acceptable to the Company having regard to its operations. The Employee shall be allowed to carry forward any unused vacation into the next calendar year with the prior written approval of the Board of Directors.

2.6           Expense Reimbursement. The Employee shall be reimbursed for all reasonable expenses actually and properly incurred by him in connection with the performance of his duties hereunder. The Employee shall submit to the Company written, itemized expense accounts, together with supporting invoices, acceptable to the Company and such other additional substantiation and justification as the Company may reasonably request within sixty (60) days after the expenses have been incurred.

ARTICLE 3 – COVENANTS

3.1           Confidential Information. The Employee hereby acknowledges that, by reason of his employment with the Company, he has and will acquire information about certain matters and things which are confidential to the Company and the Subsidiaries (the "Confidential Information"), and which Confidential Information is the exclusive property of the Company and/or the Subsidiaries, respectively. The Confidential Information includes, without limitation, information concerning the Company's and the Subsidiaries' strategic plans, product research and development plans, details and results, trade secrets, supplier lists, data, work product developed by or for the Company or the Subsidiaries, and all other data and information concerning the business and affairs of the Company and the Subsidiaries. Notwithstanding anything to the contrary contained herein, for the purposes hereof, Confidential Information shall not include:

(a)          any information that has entered or enters the public domain through lawful means; or

(b)          information which the Employee is required to disclose pursuant to applicable law, policies or due processes of applicable regulatory bodies or legal or regulatory proceedings; provided that the Employee provides the Company with prompt notice of same and assists the Company in seeking to prevent or limit such requirement.

He shall not (except in the performance of his responsibilities) directly or indirectly, (i) use for his own benefit or for the benefit of others; (ii) disseminate, publish or disclose; or (iii) authorize or permit the use, dissemination or disclosure by any person, firm or entity of any Confidential Information without the express written consent of the board of directors of the Company and the Subsidiaries. Upon termination of this Agreement for any reason, the Employee agrees to return to the Company and its Subsidiaries (or, in the case of electronic items, permanently delete) all documents, records, storage, data, samples, and other property of the Company and its Subsidiaries, together with all copies thereof which contain or incorporate any Confidential Information.

3.2           Intellectual Property, Inventions and Patents.

The Employee shall take all precautions to maintain and protect the legal rights of the Company and its Subsidiaries in the Work Product, and to maintain the confidentiality of trade secrets included in the Work Product in accordance with Section 3.1 hereof. For certainty, no license to the Work Product is granted to the Employee, except to the extent required for the performance of his responsibilities under this Agreement.

The Employee hereby covenants that the Work Product will not violate or infringe any intellectual property rights of any third party or constitute an unauthorized use of confidential or proprietary information of a third party.

All of the aforesaid covenants in this Section shall he binding on the assigns, executors, administrators and other legal representatives of the Employee.

3.3           Non-Solicitation of Employees. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the Employee's employment, for any reason, directly or indirectly, hire any employees or consultants of the Company or the Subsidiaries or induce or attempt to induce, solicit or attempt to solicit any of the employees or consultants of the Company or the Subsidiaries to leave their employment or engagement with the Company.

3.4           Non-Solicitation of Customers and Suppliers. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the termination of the Employee's employment, for any reason, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit any customers of the Company or the Subsidiaries with whom the Employee had contact with or material knowledge of, for the purpose of selling to those customers any products or services which are the same as or substantially similar to or in any way competitive with the products or services sold by the Company or the Subsidiaries, at the time of termination of this Agreement. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the termination of the Employee's employment, for any reason, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit any suppliers of the Company or the Subsidiaries with whom the Employee had contact with or material knowledge of, for the purpose of diverting or attempting to divert business away from the Company or the Subsidiaries.

3.5           Non-Competition. Subject as hereinafter provided, the Employee shall not, without the prior written consent of the Board of Directors of the Company at any time during the period from the date hereof to that date which is one (1) year following the date of termination this Agreement or the Employee's employment, engage in the development of similar medical devices or devices that are in any way competitive with the products or services sold by the Company or the Subsidiaries at the time of the termination of this Agreement, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or in any other manner whatsoever, nor shall the Employee lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in a similar business to the Company or the Subsidiaries.

3.6           Acknowledgement, Waiver and Enforcement. The Employee confirms that the restrictions contained in this Article 3 are reasonable and valid to protect the legitimate business interests of the Company and the Subsidiaries. The Employee hereby agrees and acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the covenants of the Employee contained herein and that any breach of any of the covenants of the Employee might result in irreparable injury to the business for which monetary damages could not adequately compensate. If a breach of any of the covenants of the Employee occurs, the Company shall be entitled, in addition to any other rights or remedies the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restricting the Employee and all other parties involved therein from continuing such breach.

3.7           Survival and Enforceability. It is expressly agreed by the parties hereto that the provisions of this Article 3 shall survive the termination of this Agreement and the Employee's employment.

ARTICLE 4 – DEATH

4.1           Death. If the Employee dies while employed under this Agreement, this Agreement shall terminate immediately and the Company shall pay to the Employee's estate, the annual salary and a portion of the annual bonus earned by the Employee up to the date of his death. All options and warrants vested in the Employee prior to the date of his death shall continue in full force and effect, subject to the terms and conditions of the Stock Option Plan.

ARTICLE 5 - TERMINATION OF EMPLOYMENT

5.1           Termination by Company for Cause. The Company may terminate this Agreement for cause at any time without any notice or payment in lieu of such notice of termination. The Employee will be provided with his annual salary, benefits as set out in Section 2.2, and expenses incurred up to the date of termination. For the purposes of this Agreement, "cause" includes:

(a)          a material breach by the Employee of the terms of this Agreement; and

(b)          any act or conduct that would constitute cause at common law.

5.2           Termination by Disability. The Company may terminate this Agreement as a result of any mental or physical disability or illness which results in the Employee being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days. Permanent or indefinite inability to perform essential functions shall be based on the opinion of a qualified medical provider if a medical condition is involved, or as otherwise required by law. Termination will be effective on the date designated by Company and the Employee will be paid his annual salary, benefits and a portion of the annual bonus as set out in Section 2.2, and expenses incurred up to the date of termination.

5.3           Termination by Employee. The Employee may terminate this Agreement and his employment at any time, for any reason, provided that the Employee provides the Company with thirty (30) days' prior written notice. The Employee agrees to use his best effort to assist the Company to complete an effective reallocation of his responsibilities upon the giving of such notice. The Company may waive notice, in whole or in part, by providing the Executive pay in lieu of notice for the balance of the thirty (30) day period, including benefits as set out in Section 2.2 and expenses incurred.

5.4           Termination by Company for Other than Cause. The Company may terminate this Agreement and the Employee's employment, for any reason without cause, provided that the Company provides the Employee pay in lieu of notice, equal to 12 months plus one month for each completed year of service of salary, bonus and full benefits. In the event of termination by the Company for reasons other than cause, the Employee's benefits in Section 2.2 will be maintained. The Employee will have 6 months after termination to exercise all vested options in accordance with the terms of the Stock Option Plan. All unvested option immediately forfeit upon the Employee being provided with notice of termination of his employment.

5.5           Limitation of Liability. The Employee acknowledges, understands and agrees that the notice/pay in lieu of notice arid other benefits provided for above represent the Company's maximum termination and severance obligations to the Employee. No other notice or severance entitlements shall apply. This provision shall remain in full force and effect unamended, notwithstanding any other alterations to the terms and conditions of the Employee's employment, unless agreed to by the Company in writing. The Employee also acknowledges, understands and agrees that the giving of notice or the payment of pay in lieu of notice by the Company to the Employee on termination of the Employee's employment shall not prevent the Company from alleging cause for the termination.

5.6           Effect of Termination. Upon any termination of this Agreement, the Employee shall immediately deliver or cause to be delivered to the Company all Confidential Information and company property belonging to the Company which are in the possession, charge, control or custody of the Employee.

ARTICLE 6 - GENERAL

6.0           Release. Upon any termination of this Agreement or the Employee's employment, the Employee agrees to release the Company, the Subsidiaries, and all officers, directors and employees of the Company or Subsidiaries from all actions, causes of action, claims or demands as a result of such termination, except as otherwise expressly provided in this Agreement. Upon compliance with the applicable termination provisions of this Agreement by the Company, the Employee agrees to deliver to the Company a full and final written release of and from all actions or claims in connection with this Agreement and the Employee's employment in favour of the Company, the Subsidiaries, and their directors, officers and employees in a form to be provided by the Company.

6.1           Recitals. The parties agree that the Recitals set out herein are true and accurate and shall form part of this Agreement.

6.2           Headings. The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

6.3           Assignment. This Agreement shall be personal as to the Employee and shall not be assignable by the Employee subject to the terms herein. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and permitted assigns of the Company.

6.4           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, whether verbal or in writing. There are no other written or verbal representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties.

6.5           Amendments. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

6.6           Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.7           Further Acts. The parties shall do all such further acts and things and provide all such assurances and deliver all such documents in writing as may be required, from time to time in order to fully carry out the terms, provisions and intent of this Agreement.

6.8           Notice. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, electronic delivery or by registered mail addressed to the recipient as follows:

Bionik Laboratories Inc.

10 Dundas Street East, AMC-B202

Toronto, Ontario M5B 2G9

Telephone: (416) 574 4479 Email: info@bioniklabs.com

Peter Bloch

56 Wembley Rd, Toronto, On M6C2G2

Tel #: (905) 339 - 9583

or such other address, individual or telecopy number as may be designated by either party to the other in accordance herewith. Any notice given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the notice and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the notice in the mail. If the party giving any notice knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such notice may not be mailed but must be given by personal delivery. In the case of electronic delivery, on the same day that it was sent if sent on a business day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (in the place of receipt) on such day, and otherwise on the first business day thereafter.

7.11         Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and any applicable federal laws of Canada. Each of the parties hereto agrees that any action or proceeding related to this Agreement must be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose hereby attorns and submits to the jurisdiction of such Ontario court.

6.9           Securities Regulatory Authority Requirement. The Company and the Employee acknowledge that this Agreement shall be subject to compliance with any applicable rules, regulations and policies of any stock exchange or exchanges on which any securities of the Company may from time to time be listed and any other securities authority having jurisdiction.

6.10         Time of the Essence. Time shall be of the essence in this Agreement.

6.11         Independent Legal Advice. The Employee acknowledges that he has been advised to seek independent legal counsel in respect of the Agreement and the matters contemplated herein. To the extent that he declines to receive independent legal counsel in respect of the Agreement, he waives the right, should a dispute later develop, to rely on his lack of independent legal counsel to avoid his obligations, to seek indulgences from the Company or to otherwise attack the integrity of the Agreement and the provisions thereof, in whole or in part.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

SIGNED, SEALED AND DELIVERED	)
in the presence of
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/s/	)
WITNESS

BIONIK LABORATORIES INC.

Per:	/s/ Peter Bloch
Authorized Signing Officer

I have authority to bind the corporation.